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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) §240.14a-12
STATION CASINOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATION CASINOS, INC.
2411 West Sahara Avenue
Las Vegas, Nevada 89102
(702) 367-2411

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held: May 22, 2002
To Be Held At: Green Valley Ranch Station Casino

To the Stockholders:

        NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Station Casinos, Inc., a Nevada corporation (the "Company") will be held at Green Valley Ranch Station Casino on May 22, 2002, beginning at 10:00 a.m. local time, for the following purposes:

  1.
  To elect three directors to serve for a term of three years until the 2005 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

  2.
  To approve an amendment to the Company's Stock Compensation Program to afford the Program Administrators discretion to extend the expiration date of stock options issued under the Program, subject to certain limitations;

  3.
  To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for 2002; and

  4.
  To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as more fully described in the accompanying Proxy Statement.

        Holders of the Company's common stock, par value $.01 per share, at the close of business on March 25, 2002, the record date fixed by the Company's board of directors (the "Board of Directors"), are entitled to notice of and to vote at the Annual Meeting. The Board of Directors urges all stockholders of record to exercise their right to vote at the Annual Meeting personally or by proxy. Accordingly, we are sending you the following Proxy Statement and the enclosed proxy card.

        Whether or not you plan to attend the Annual Meeting please specify your vote on the accompanying proxy card and sign, date and return it as promptly as possible in the enclosed pre-addressed, postage-paid envelope, or vote by telephone at the toll-free number included on the accompanying proxy card.

        Your prompt response will be appreciated.

                    By Order of the Board of Directors

                    Scott M Nielson
                     Secretary

Las Vegas, Nevada
April 8, 2002

STATION CASINOS, INC.
2411 West Sahara Avenue
Las Vegas, Nevada 89102

PROXY STATEMENT

        The accompanying proxy is solicited by the board of directors (the "Board of Directors") of Station Casinos, Inc., (the "Company") to be used at the Annual Meeting of Stockholders on May 22, 2002 (the "Annual Meeting") to be held at 10:00 a.m. local time at Green Valley Ranch Station Casino, 2300 Paseo Verde, Henderson, Nevada. This Proxy Statement and the enclosed form of proxy are being sent to stockholders on or about April 8, 2002.

        At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

ITEM I	The election of three directors to serve until the 2005 Annual Meeting.
ITEM II
A proposed amendment to the Company's Stock Compensation Program to afford the Program Administrators discretion to extend the expiration date of stock options issued under the Program, subject to certain limitations.
ITEM III	A proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for 2002.

        Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting.

        The Board of Directors believes that the election of its director nominees, the proposed amendment to the Company's Stock Compensation Program and the ratification of the appointment of the independent public accountants are in the best interests of the Company and its stockholders and recommends the approval of each of the proposals contained in this Proxy Statement.

VOTING

        Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR the proposed amendment to the Company's Stock Compensation Program, FOR the ratification of the appointment of independent public accountants and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting the respective proxies.

        The cost of preparing, assembling and mailing of proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but without receiving special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

        Only holders of record at the close of business on March 25, 2002 (the "Record Date") of the Company's common stock, $.01 par value, will be entitled to vote at the Annual Meeting. On the Record Date, there were 57,839,006 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting.

Vote Required

        The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Nevada law, the Company's Restated Articles of Incorporation (the "Articles") and the Company's Restated Bylaws (the "Bylaws"), shares as to which a stockholder abstains or withholds from voting on the election of directors and shares to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

        Approval of the proposal to amend the Company's Stock Compensation Program and ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for 2002 requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Under the Articles and Bylaws, each abstention and broker non-vote on this proposal has the same legal effect as a vote against such proposal.

        The stockholders of the Company have no dissenters or appraisal rights in connection with any of items I, II or III.

ITEM I
NOMINEES FOR ELECTION OF DIRECTORS

        The Articles and Bylaws require that the number of directors on the Board of Directors be not less than three (3) nor more than fifteen (15). Currently, the Board of Directors has fixed the number of directors at eight (8). The Board of Directors presently consists of the following persons: Frank J. Fertitta III, Lorenzo J. Fertitta, Glenn C. Christenson, Blake L. Sartini, Delise F. Sartini, Lowell H. Lebermann, Jr., James E. Nave D.V.M. and Timothy N. Poster. Mr. Poster was nominated on May 22, 2001 by the members of the Board of Directors to fill the vacancy created by the retirement of R. Hal Dean. The Board of Directors is staggered into three classes. Class I consists of Timothy N. Poster and Lowell H. Lebermann, Jr., whose terms expire in 2003. Class II consists of Glenn C. Christenson, Blake L. Sartini and James E. Nave, D.V.M., whose terms expire in 2004. Class III consists of Frank J. Fertitta III, Lorenzo J. Fertitta, and Delise F. Sartini, whose terms expire in 2002. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

        At the Annual Meeting three directors are to be elected to serve until the 2005 Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of the three nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

        The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

        Frank J. Fertitta III. Mr. Fertitta has served as Chairman of the Board of the Company since February 1993 and Chief Executive Officer since July 1992. Mr. Fertitta also served as President of the Company from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of the Company in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer.

        Lorenzo J. Fertitta. Mr. Fertitta has served as President of the Company since July 2000 and has served as a director since 1991. He served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. From 1991 to 1993, he served as Vice President of the Company. Mr. Fertitta currently serves as Vice Chairman of the Nevada Resort Association. Mr. Fertitta served as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000.

        Delise F. Sartini. Ms. Sartini was appointed a director of the Company in August 1995. She has served as Vice President of Community Affairs at Palace Station in excess of ten years. Ms. Sartini is involved in various charitable organizations and serves on the Board of Directors of St. Jude's Ranch for Children.

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors.

Name	Age	Position
Frank J. Fertitta III(*)	40	Chairman of the Board, Chief Executive Officer and Director
Lorenzo J. Fertitta(*)	33	President and Director
Stephen L. Cavallaro	44	Executive Vice President and Chief Operating Officer
Glenn C. Christenson	52	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Treasurer and Director
Scott M Nielson	44	Executive Vice President, Chief Legal Officer and Secretary
William W. Warner	37	Executive Vice President and Chief Development Officer
Blake L. Sartini(*)	43	Director
Delise F. Sartini(*)	42	Director
Lowell H. Lebermann, Jr	62	Director
James E. Nave, D.V.M.	57	Director
Timothy N. Poster	33	Director

(*)
Frank J. Fertitta III and Lorenzo J. Fertitta are brothers and Delise F. Sartini is their sister. Delise F. Sartini is married to Blake L. Sartini.

        Set forth below are the Class I and Class II directors whose terms do not expire this year together with non-director executive officers and certain key management personnel of the Company, along with certain information regarding these individuals.

        Glenn C. Christenson. Mr. Christenson was appointed Chief Administrative Officer in March 1997 and has served as Executive Vice President of the Company since February 1994. From 1989 to 1993, he served as Vice President of the Company. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director of the Company since 1993. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. Mr. Christenson has served on the Board of Directors of the Nevada Resort Association and was Chairman of the Nevada Resort Association's IRS Liaison Committee. He currently serves as a director of Nevada Community Bank and is a member of its Audit Committee. He is a member of the Board of

Trustees of the Las Vegas Chamber of Commerce and is a director for the Nevada State College Foundation Board.

        Blake L. Sartini. Mr. Sartini is currently the Chief Executive Officer of Golden Gaming, Inc. (formerly Southwest Gaming Services, Inc.). On September 30, 2001, Mr. Sartini resigned his position as Chief Operating Officer of Station Casinos concurrent with his purchase of Golden Gaming, Inc., from the Company. Mr. Sartini was appointed Chief Operating Officer in March 1997 and served as Executive Vice President of the Company from February 1994 to September 30, 2001. From February 1994 to March 1997 he also served as President-Nevada Operations for the Company. From 1991 to 1993, he served as Vice President of Gaming Operations for the Company. He served as a director of the Company since 1993. From 1985 to 1990, Mr. Sartini held various management positions at the Company.

        Lowell H. Lebermann, Jr. Mr. Lebermann has served as a director of the Company since October 1993 and is chairman of the Human Resources Committee. He is also a director of Valero Energy Corporation, San Antonio. He is a director of Patton Medical, Inc. and DoggettData, Inc., of Austin, Texas. He is a former director of Franklin Federal Bancorp, Austin (acquired by Norwest) and founding member of the Board of Directors of the Texas Workers' Compensation Fund. He is Chairman of Centex Beverage, Inc., a wholesale distributor of Miller beer and imported beverages. From 1993 to 1999, he was a member of the Board of Regents of The University of Texas System. He was a Council Member on the Austin City Council from 1971 to 1977.

        James E. Nave, D.V.M. Dr. Nave has served as a director of the Company since March 2001 and is chairman of the Audit Committee. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave has also served on the Board of Directors for Bank West of Nevada since 1994. Dr. Nave is a member of the American Veterinary Association and currently serves as its immediate past president and is a member of the Executive Board. In addition, Dr. Nave is a member of the Nevada Veterinary Association, the Clark County Veterinary Medical Association, the National Academy of Practitioners, the Western Veterinary Conference, the American Animal Hospital Association and was a member of the University of Missouri, College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996.

        Timothy N. Poster. Mr. Poster was appointed to the Board of Directors on May 22, 2001, and also serves on the Audit and Human Resources Committees. Mr. Poster is currently the President and Chief Executive Officer of Poster Financial Group. Mr. Poster is a founder and former president of Las Vegas Reservation Systems and Travelscape.com, a hotel room reservation service company. Mr. Poster was named "E Leader of the Year" by the Internet Business Alliance of Nevada in 2001 and was recently inducted into the Internet Hall of Fame by IBAN. In 2000, he was appointed to the Nevada State "E-Government Committee".

        Stephen L. Cavallaro. Mr. Cavallaro joined the Company as Chief Operating Officer in June 2001, as successor to Blake L. Sartini. Mr. Cavallaro has over 21 years experience in the gaming industry, including positions as President of the Hard Rock Hotel, Chief Operating Officer of Harvey's Casino Resorts and General Manager of Palace Station.

        Scott M Nielson. Mr. Nielson was appointed Chief Legal Officer of the Company in March 2002 and has been an Executive Vice President of the Company since June 1994. He served as General Counsel from 1991 to March 2002. In 1992, he was appointed Secretary of the Company. From 1991 through June 1994, he served as Vice President of the Company. From 1986 to 1991, Mr. Nielson was in private legal practice, most recently as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey (now Schreck Brignone Godfrey), where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

        William W. Warner. Mr. Warner was appointed Executive Vice President and Chief Development Officer of the Company in March 2002. He served as Vice President of Finance of the Company from January 1996 to March 2002 and Director of Finance from August 1993 to January 1996. Prior to his employment by the Company, Mr. Warner served as Controller of Kentco Capital Corporation from 1991 to 1993 and from 1986 to 1991 he served with the international accounting firm of Arthur Andersen, LLP, most recently as an Audit Manager.

Meetings of the Board of Directors

        The Board of Directors met seven times during 2001. The Board of Directors has standing Audit and Human Resources Committees. The Board of Directors does not have a standing Nominations Committee. None of the members of the Board of Directors attended less than 75% of the meetings of the Board of Directors held, or of the total number of meetings held by all committees of the Board of Directors on which various members served during 2001. The current members of each of the Board of Directors' committees are listed below.

The Audit Committee

        The current members of the Audit Committee are James E. Nave, D.V.M., Chairman, Lowell H. Lebermann, Jr. and Timothy N. Poster. During 2001, the Audit Committee met six times.

        The Audit Committee, comprised solely of outside directors, meets periodically with the Company's independent public accountants, management, internal auditors and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and reviews management's selection of independent public accountants. The independent public accountants and the internal auditors have complete access to the Audit Committee without management present to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

The Human Resources Committee

        The Human Resources Committee, currently comprised solely of outside directors, reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern officers and key employees of the Company. The Human Resources Committee also reviews and takes action regarding grants of all stock options and restricted shares to employees. The Human Resources Committee met three times during 2001.

Compensation of Directors

        Directors who are not directly or indirectly affiliated with the Company received a fee of $1,500 for each board meeting attended, $1,500 for each committee meeting attended, a monthly fee of $3,333 and an annual fee of $1,500 for each committee chairman. All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors. All directors are eligible to participate in the Stock Compensation Program. See "Stock Compensation Program" as described hereinafter.

Human Resources Committee Interlocks and Insider Participation

        In 2001, the Human Resources Committee consisted of Lowell H. Lebermann, Jr., Chairman, James E. Nave, D.V.M. and Timothy N. Poster. Each person is an outside director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership on Forms 3, 4 and 5 with the Commission. Executive officers, directors and 10% stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2001.

Legal Proceedings Involving Directors, Officers, Affiliates or Beneficial Owners

        No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest to the Company.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

        The following table sets forth, as of February 28, 2002, certain information regarding the shares of common stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of common stock (solely based on information reported on Forms 13F or 13G filed with the Securities and Exchange Commission), by each director and named executive officer and by all executive officers and directors as a group.

	Beneficial Ownership Of Shares
Name and Address of Beneficial Owner (1)(2)	Number (3)	Percent of Class
Frank J. Fertitta III	10,474,621	17.1
Lorenzo J. Fertitta	6,689,812	11.5
Blake L. Sartini(4)	6,424,642	10.9
Delise F. Sartini(4)	4,956,239	8.6
Janus Capital Corporation (5)	3,828,883	6.6
Par Capital Management, Inc.(6)	3,203,900	5.6
Osterweis Capital Management, Inc. (7)	3,168,000	5.5
Liberty Wanger Asset Management, L.P. (8)	2,894,050	5.0
Glenn C. Christenson (9)	1,139,799	2.0
Scott M Nielson (10)	874,326	1.5
Stephen L. Cavallaro	216,800	*
William W. Warner	123,394	*
Lowell H. Lebermann, Jr.	61,500	*
James E. Nave, D.V.M.	22,500	*
Timothy N. Poster	22,500	*
Executive Officers and Directors as a Group (11 persons)	26,176,381	40.7

*
Less than one percent

(1)
Of the total number of shares reported in this table, the following are the approximate number of vested options beneficially owned by each individual in the table: Frank J. Fertitta III 3,523,540; Lorenzo J. Fertitta 373,500, Blake L. Sartini 1,199,344; Delise F. Sartini 21,940; Glenn C. Christenson 755,568; Scott M Nielson 557,832; William W. Warner 123,000, Lowell H. Lebermann, Jr. 60,000; James E. Nave, D.V.M. 22,500 and Timothy N. Poster 22,500. Of the total number of shares reported in this table, 394 shares beneficially owned by Mr. Warner are held by the Company's 401(k) Plan.

(2)
The address of each of the stockholders named in this table other than Janus Capital Corporation, Par Capital Management, Inc., Osterweis Capital Management, Inc. and Liberty Wanger Asset Management, L.P. is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102.

(3)
Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(4)
Reflects beneficial ownership shared by Blake and Delise Sartini. Blake and Delise Sartini do not, however, share beneficial ownership of the vested options reflected in note (1), restricted stock granted to Mr. Sartini and shares of stock owned by family trusts of which Delise Sartini is trustee and thus have different total ownership figures.

(5)
The address of Janus Capital Corporation is 100 Fillmore Street, Denver, Colorado 80206. The SEC filing date is February 12, 2002 for Janus Capital Corporation.

(6)
The address of Par Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts 02111. The SEC filing date is February 12, 2002 for Par Capital Management, Inc.

(7)
The address of Osterweis Capital Management, Inc. is One Maritime Plaza, Suite 800, San Francisco, California 94111. The SEC filing date is February 14, 2002 for Osterweis Capital Management, Inc.

(8)
The address of Liberty Wanger Asset Management, L.P. is 227 West Monroe, Suite 3000, Chicago, Illinois 60606. The SEC filing date is February 12, 2002 for Liberty Wanger Asset Management, L.P.

(9)
Includes 101,185 shares owned by Mr. Christenson who shares voting and investment power with his wife.

(10)
Includes 70,448 shares owned by Mr. Nielson who shares voting and investment power with his wife and 300 shares in which his wife has sole voting and investment power.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the "Executive Officers"), for services rendered to the Company in all capacities during the years ended December 31, 2001, 2000 and 1999.

SUMMARY COMPENSATION TABLE

		Annual Compensation(3)		Long-Term Compensation Awards
Name and Principal Position	Period	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Awards ($)(4)	Securities Underlying Options(#)	All Other Compensation ($)(5)
Frank J. Fertitta III Chairman of the Board and Chief Executive Officer	2001 2000 1999	1,144,000 1,286,538 1,236,539	214,500 487,500 1,750,000	4,440,000 — 3,440,625	875,000 — 225,000	734,419 834,386 252,348
Lorenzo J. Fertitta President	2001 2000	748,000 343,269	130,900 159,375	3,390,000 —	800,000 750,000	175,469 49,875
Stephen L. Cavallaro Executive Vice President and Chief Operating Officer	2001	358,077	350,000	2,609,664	900,000	50,417
Glenn C. Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer	2001 2000 1999	572,000 636,538 611,385	85,800 195,000 700,000	2,695,000 — 1,146,875	275,000 — 75,000	806,873 531,527 270,814
Scott M Nielson Executive Vice President, Chief Legal Officer and Secretary	2001 2000 1999	440,375 493,269 474,500	66,000 150,000 550,000	2,345,000 — 917,500	200,000 — 60,000	243,327 337,696 177,625

(1)
For the years ended December 31, 2001, 2000 and 1999, amounts include salary deferred under the Company's Deferred Compensation Plan of $8,800, $227,543 and $177,444 for Mr. Christenson and $44,000, $43,846, and $0 for Mr. Nielson.

(2)
Amounts shown are the bonus amounts earned for the years without consideration as to the year of payment. For the years ended December 31, 2001, 2000 and 1999, amounts include bonuses deferred under the Company's Deferred Compensation Plan of $0, $195,000 and $600,000 for Mr. Christenson and $13,200, $30,000 and $275,000 for Mr. Nielson.

(3)
For the years ended December 31, 2001, 2000 and 1999, Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported. The Company provides certain perquisites, including certain personal services, to the named executive officers.

(4)
Awards of restricted stock were granted in 2001 and 1999 pursuant to the Company's Stock Compensation Program. The number of shares awarded to Messrs. Frank Fertitta III, Lorenzo Fertitta, Cavallaro, Christenson and Nielson in 2001 was 375,000, 300,000, 216,800, 223,046 and 198,046, respectively. The shares awarded in 2001 to Messrs. Frank Fertitta III and Lorenzo Fertitta in the amounts of 225,000 and 150,000, respectively, vest in equal installments over ten years from the date of grant. The remaining shares awarded in 2001 to Messrs. Frank Fertitta III and Lorenzo Fertitta vest in equal installments over five years from the date of grant. Of the shares awarded in 2001 to Messrs. Christenson and Nielson, 75,000 and 50,000, respectively, vest in equal installments over ten years from the date of grant and 75,000 and 75,000, respectively, vest in equal installments over five years from the date of grant. Of the remaining shares awarded in 2001 to Messrs. Christenson and Nielson, 36,523 vest on April 1, 2003 and 36,523 vest on April 1, 2004. All of the shares awarded to Mr. Cavallaro vest in equal installments over five years from the date of grant. The number of shares awarded to Messrs. Frank Fertitta III, Christenson and Nielson in 1999 was 225,000, 75,000 and 60,000, respectively. The shares awarded in 1999 vest in equal installments over ten years from the date of grant. As of December 31, 2001, the total number of unvested shares of restricted stock held by Messrs. Frank Fertitta III, Lorenzo Fertitta, Cavallaro, Christenson and Nielson, and the value of such shares as of the close of trading on such date, was 555,000, 300,000, 216,800, 283,046 and 246,046, and $6,210,450, $3,357,000, $2,425,992, $3,167,285 and $2,753,255, respectively. Dividends are payable when declared on restricted stock in the same manner and to the same extent as dividends are payable on other shares of common stock.

(5)
These amounts represent premiums for life and disability insurance policies provided by the Company, the Company's matching contribution to the Executive Officers' Deferred Compensation Plan for the Executive's account, expenses paid by the Company for country club memberships and physical fitness programs and for personal use of the Company's transportation. For the years ended December 31, 2001, 2000 and 1999, these amounts include "split-dollar" life insurance premiums for Messrs. Frank Fertitta III, Lorenzo Fertitta, Christenson and Nielson. The policy premiums will be returned to the Company through the cash surrender value upon termination of the agreement or in the form of death benefit proceeds.

Options Granted in 2001

        The following table provides information related to options to purchase common stock granted to the Executive Officers during the year ended December 31, 2001, and the number and value of such options held as of the end of the year. For the year ended December 31, 2001, the Company did not grant any SARs.

OPTION GRANTS IN 2001

Individual Grants
	Number of Securities Underlying Options Granted(#)(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name		% of Total Options Granted to Employees in 2001	Exercise or Base Price ($/Share)
				Expiration Date	5%($)	10%($)
Frank J. Fertitta III	225,000 650,000	5.4 15.5	14.00 8.60	3/13/2011 12/12/2011	1,981,035 3,515,590	5,020,268 8,908,965
Lorenzo J. Fertitta	150,000 650,000	3.6 15.5	14.00 8.60	3/13/2011 12/12/2011	1,320,690 3,515,590	3,346,845 8,908,965
Stephen L. Cavallaro	500,000 400,000	11.9 9.5	14.90 8.60	6/18/2011 12/12/2011	4,685,300 2,163,440	11,873,450 5,482,440
Glenn C. Christenson	75,000 200,000	1.8 4.8	14.00 8.60	3/13/2011 12/12/2011	660,345 1,081,720	1,673,423 2,741,220
Scott M Nielson	50,000 150,000	1.2 3.6	14.00 8.60	3/13/2011 12/12/2011	440,230 811,290	1,115,615 2,055,915

(1)
Executive Officers receive options pursuant to the Stock Compensation Program described elsewhere in this Proxy Statement. The material terms of that program related to recipients, grant timing, number of options, option price and duration are determined by the Program Administrators (as defined herein), subject to certain limitations.

2001 Option Values

        The following table provides information related to options to purchase common stock held by the Executive Officers at December 31, 2001. None of the Executive Officers exercised options to purchase common stock during the year ended December 31, 2001.

AGGREGATED OPTION EXERCISES IN 2001 AND
THE 2001 OPTION VALUES

	Number of Securities Underlying Unexercised Options at December 31, 2001(#)		Value of Unexercised in-the-money Options at December 31, 2001($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Frank J. Fertitta III	3,478,540	1,208,000	4,940,505	2,871,620
Lorenzo J. Fertitta	343,500	1,580,000	534,600	2,039,900
Stephen L. Cavallaro	—	900,000	—	1,036,000
Glenn C. Christenson	740,568	463,999	3,015,939	1,386,860
Scott M Nielson	547,832	334,999	2,195,378	986,310

(1)
Options are "in-the-money" if, on December 31, 2001, the market price of the common stock ($11.19) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the common stock covered by the options on December 31, 2001, and the aggregate exercise price of such options.

Employment Agreements

        The Company entered into employment agreements dated as of December 31, 1999 with Frank J. Fertitta III, Glenn C. Christenson and Scott M Nielson, as of December 17, 2001 with Lorenzo J. Fertitta and as of June 19, 2001 with Stephen L. Cavallaro (the "Employment Agreements"). Pursuant to the terms of the Employment Agreements, Frank Fertitta III has agreed to serve as the Chief Executive Officer and Chairman of the Board; Lorenzo Fertitta has agreed to serve as President of the Company; Mr. Cavallaro has agreed to serve as Executive Vice President and Chief Operating Officer of the Company, Mr. Christenson has agreed to serve as the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of the Company and Mr. Nielson has agreed to serve as Executive Vice President, Chief Legal Officer and Secretary of the Company. Messrs. Frank Fertitta III, Christenson and Nielsons' Employment Agreements terminate on November 30, 2004, Lorenzo Fertitta's Employment Agreement terminates on December 16, 2006, and Mr. Cavallaro's Employment Agreement terminates on June 18, 2006, but are subject to automatic 5-year extensions unless the Company or the Executive Officer who is party thereto gives notice at least one year prior to the end of the then-current term or unless the Employment Agreement is otherwise terminated pursuant to the terms of such agreement. The Employment Agreements provide that the Executive Officers shall devote reasonable time and attention to the business and affairs of the Company. Frank Fertitta III and Lorenzo Fertitta's Employment Agreements do not prohibit them from engaging in any business or assisting any other entity in competition with the Company during the term of their employment or at any time thereafter.

        Each Employment Agreement provides for a base salary (to be reviewed annually for increase but not decrease), an annual cash bonus in an amount determined based on achievement of predetermined goals set by the Human Resources Committee of the Board, and the inclusion of the Executive Officer in all benefit plans and programs of the Company made available to the Company's Executive Officers or salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, surgical and major medical coverage, long-term disability, vacations and holidays. The Executive Officers' current annual base salaries under the Employment Agreements are as follows: $1,250,000 for Frank Fertitta III, $850,000 for Lorenzo Fertitta, $700,000 for Mr. Cavallaro, $600,000 for Mr. Christenson and $475,000 for Mr. Nielson. However, the Human Resources Committee of the Board and each of the Executive Officers agreed to the following base salaries for 2001: $1,144,000 for Frank Fertitta III, $748,000 for Lorenzo Fertitta, $700,000 for Mr. Cavallaro, $572,000 for Mr. Christenson and $440,000 for Mr. Nielson. The Executive Officers are also entitled to certain other benefits and perquisites in addition to those made available to Company management generally. These other benefits include participation in the Supplemental Executive Retirement Plan in the case of Frank Fertitta III, and participation in the Supplemental Management Retirement Plan in the case of Messrs. Lorenzo Fertitta, Cavallaro, Christenson and Nielson, participation in the Company's Special Long-Term Disability Plan, group health insurance coverage through the Company's Exec-U-Care Medical Plan and supplemental life insurance in the following amounts: not less than $30 million aggregate coverage for Frank Fertitta III, $35 million for Lorenzo Fertitta, $4 million for Mr. Cavallaro, $7.5 million for Mr. Christenson and $7.5 million for Mr. Nielson. Each of the Executive Officers is also entitled to 4 weeks vacation per year, reimbursement for membership in a country club and physical fitness program of Executive's choice, and reimbursement for legal fees to have the Employment Agreement reviewed, and in the case of Frank Fertitta III and Lorenzo Fertitta, an automobile. Mr. Lorenzo Fertitta, Mr. Cavallaro, Mr. Christenson and Mr. Nielson also participate in the Company's Long-Term Stay-On Performance Incentive Plan.

        In the event that an Executive Officer's employment is terminated as a result of his death or Disability (as defined in his Employment Agreement), the Executive Officer or his legal representative will receive, among other payments, all salary due to the Executive Officer under his Employment Agreement as of the date of his death or Disability, and, in the case of Frank Fertitta III and Lorenzo Fertitta, his then current salary for 24 months. In addition, each Executive Officer will receive any awarded but unpaid annual bonus and a pro-rated bonus for the year of death or Disability, plus, in the event of death, payment of any deferred compensation, and, in the event of Disability, immediate vesting of any deferred compensation or bonuses, and in the case of Frank Fertitta III and Lorenzo Fertitta, immediate vesting of restricted stock and unvested stock options and continuation of health and welfare benefits for 60 months. In the event an Executive Officer's employment is terminated without Cause (as defined in his Employment Agreement), other than due to death or Disability, prior to a Change in Control (as defined in his Employment Agreement), the Executive Officer will receive, among other payments, a payment equal to three times 160% of such Executive Officer's base salary, a portion of which is conditioned upon the Executive Officer not engaging in certain competitive acts. In the event of Frank Fertitta III's termination without Cause or for Good Reason (as defined in Frank Fertitta III's Employment Agreement) prior to a Change in Control, he will receive five times 175% of his base salary, regardless of whether he engages in competitive activities. In the event of Lorenzo Fertitta's termination without Cause or for Good Reason (as defined in Lorenzo Fertitta's Employment Agreement) prior to a Change in Control, he will receive three times 170% of his base salary, regardless of whether he engages in competitive activities. If the Executive Officers are terminated without cause, other than due to death or Disability prior to a Change in Control, they will also receive any bonus awarded but not yet paid, any deferred compensation, 180 days to exercise all vested options, expense reimbursement and continuation for 18 months of health and welfare benefits at the level in effect at the time of termination of employment. If Frank Fertitta III or Lorenzo Fertitta is terminated without Cause or for good reason prior to a Change in Control, he will receive any bonus awarded but not yet paid, any deferred compensation, continuation of health and welfare benefits for 60 months and immediate vesting of all restricted stock and unvested stock options awards and the ability to exercise the vested options for the remaining term.

        Immediately upon the occurrence of a Change in Control, without regard to continued employment or termination thereof, each Executive Officer, with the exception of Frank Fertitta III and Lorenzo Fertitta, will receive a payment equal to three times 160% of his base salary. Under such circumstances, Frank Fertitta III will receive a payment of three times 175% of his base salary, minimum salary increases of at least 5%, annual bonuses of at least 75% of base salary, immediate vesting of all benefits, immediate eligibility for retirement and continued funding of insurance policies, and Lorenzo Fertitta will receive a payment equal to three times 170% of his base salary, minimum salary increases of at least 5%, annual bonuses of at least 70% of base salary, immediate vesting of all benefits, immediate eligibility for retirement and continued funding of insurance policies. Additionally, in the event the termination of the employment of any Executive Officer, except Frank Fertitta III, following a Change in Control, either by the Company for any reason other than for Cause or by the Executive Officer for Good Reason (as defined in the applicable Employment Agreement), the Executive Officer will be entitled to, among other payments, an amount of cash equal to the greater of five times 160% of his base salary at the time of the Change in Control or at the time of termination, a portion of which is conditioned upon the Executive Officer not engaging in certain competitive acts, immediate vesting of unrestricted stock, and in the case of Lorenzo Fertitta, an amount of cash equal to the greater of five times 170% of his base salary at the time of the Change in Control or at the time of termination, immediate vesting of any stock options and/or stock appreciation rights, which will continue to be exercisable until the earlier of five years and the remaining term of such stock options and stock appreciation rights as set forth in the agreement granting such options or appreciation rights, immediate vesting and cash-out of any phantom stock, immediate vesting and payout of shares awarded under the Long-Term Stay-On Performance Incentive Plan, immediate vesting of the Executive Officer's supplemental retirement benefits as set forth in the Executive Officer's Supplemental Management Retirement Benefits Plan, continuation of funding for split-dollar life insurance policy, and continuation of group medical insurance for 60 months. In the event that Frank Fertitta III's employment is terminated following a Change in Control, either by the Company for any reason other than for Cause or by Frank Fertitta III for Good Reason (as defined in Frank Fertitta III's Employment Agreement), Frank Fertitta III will be entitled to the greater of (i) five times 175% of his Base Salary at the time of the Change in Control or (ii) five times 175% of his Base Salary at the time of termination, continuation of all employee benefits and perquisites for five years. Under such circumstances, Frank Fertitta III will also be entitled to an additional amount which, after the payment of federal, state and local income taxes attributable to such additional amount, equals the positive difference, if any, of (i) $20 million, minus (ii) the product of (A) five times 175% of his Base Salary, plus three times 175% of his Base Salary, plus an amount equal to the greater of (x) five times 175% of his Base Salary at the time of the Change in Control or (y) five times 175% of his Base Salary at the time of termination of his employment, multiplied by (B) the difference of one, minus Frank Fertitta III's combined marginal income tax rate.

        If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive Officer in connection with a Change in Control or the termination of the Executive Officer's employment following a Change in Control, will be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay the Executive Officer an additional amount such that, after payment by the Executive of all taxes, the Executive retains an amount of such additional payment equal to the excise tax imposed on such payments and benefits paid or payable or received or to be received.

Stock Compensation Program

        The Company has adopted a Stock Compensation Program which includes (i) an Incentive Stock Option Plan under which incentive stock options are granted, (ii) a Compensatory Stock Option Plan under which nonqualified stock options are granted, (iii) a Restricted Shares Plan under which restricted shares of common stock are granted and (iv) a Nonemployee Director Stock Option Plan under which nonqualified stock options are granted. The Company has also adopted the 1999 Stock Compensation Program (combined with the Stock Compensation Program "the Programs"), which includes (i) the 1999 Compensatory Stock Option Plan under which nonqualified stock options are granted to employees who are not officers or directors of the Company and (ii) the 1999 Share Plan under which shares of common stock are granted to employees based on their length of service with the Company. Officers, key employees, directors (whether employee or nonemployee) and independent contractors or consultants of the Company or its subsidiaries are eligible to participate in the Programs. However, only employees of the Company and its subsidiaries are eligible to receive incentive stock options. Only nonemployee directors are eligible to participate in the Nonemployee Directors Stock Option Plan.

        The Programs are administered by a committee of at least two nonemployee directors (as defined in Rule 16b-3 of the Exchange Act (the "Program Administrators")) appointed by the Board of Directors. Subject to the provisions of the Programs, the Program Administrators have sole authority, in their absolute discretion to determine, except with regard to awards under the Nonemployee Directors Plan: (a) the individuals to whom options and restricted shares shall be granted under the Programs; (b) the time or times at which the options and restricted shares may be granted under the Programs; (c) the number of shares subject to each option and restricted share grant, the option price and the duration of each option granted under the Programs; and (d) all of the other terms and conditions of options and restricted shares granted under the Programs.

        Under the Nonemployee Directors Plan, each nonemployee director receives options to acquire shares of common stock pursuant to the following formula: (a) 15,000 shares of common stock upon the effective date of his or her initial appointment to serve as a member of the Board of Directors and (b) an additional 7,500 shares of common stock per year. The options are exercisable immediately and will expire on the tenth anniversary of the grant. The exercise price of the options is the fair market value of the shares at the time of the grant of the option. Nonemployee directors are also eligible for discretionary option grants.

        A maximum of 17,710,500 shares of common stock has been reserved for issuance under the Programs. As of December 31, 2001, options to purchase an aggregate of 14,637,783 shares of common stock under the Programs were outstanding, 7,655,597 of which were exercisable as of such date. The Programs will terminate ten years from the date of adoption, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Programs after such date.

Supplemental Executive Retirement Plan

        Table I below sets forth the total benefits payable to the Chief Executive Officer as the sole participant in the Supplemental Executive Retirement Plan (the "SERP"). Amounts shown in Table I represent the annual benefits to which the Chief Executive Officer is entitled under the SERP.

TABLE I*

Remuneration($)	At Least 55 Years Old and 10 or More Years of Service
1,100,000	550,000
1,125,000	562,500
1,150,000	575,000
1,175,000	587,500
1,200,000	600,000
1,225,000	612,500
1,250,000	625,000

*
Assumes normal retirement

        The SERP, which went into effect on November 30, 1994, is a defined benefit plan that covers only the Chief Executive Officer of the Company. The SERP provides a monthly supplemental retirement benefit (the "SERP SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 50% and (b) the Chief Executive Officer's final annual compensation, as determined under the SERP (equal to the amount reported as annual salary in the Summary Compensation Table). Amounts shown in Table I represent the annual benefits to which the Chief Executive Officer is entitled under the SERP, which amounts are then reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts listed in Table I are not currently subject to any deductions for social security because the Company currently has no other defined benefit plans. The Chief Executive Officer will become vested in accrued SERP SRBs upon the later of (a) the attainment of age 45 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SERP) occurs, the Chief Executive Officer will become fully vested in the SERP SRB.

        The SERP SRB is payable upon the later of the date on which the Chief Executive Officer attains age 55 or the Chief Executive Officer's termination of employment. Alternatively, the Chief Executive Officer may elect to commence receiving the SERP SRB upon the later of the date on which the Chief Executive Officer attains age 45 or the Chief Executive Officer's termination of employment. In the event of such an early retirement election, the SERP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Chief Executive Officer is less than age 55.

        The SERP SRB payments will be made for no less than 15 years after the date on which the Chief Executive Officer begins to receive payments. If the Chief Executive Officer dies after the Chief Executive Officer becomes vested and prior to the date on which the Chief Executive Officer begins to receive SERP SRB payments, the Company will pay a survivors benefit to the Chief Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Chief Executive Officer had commenced receiving the SERP SRB at age 55 in the form of a joint and 50% survivor annuity. The Company has no duty to set aside or invest any amounts under or in respect of the SERP. As of December 31, 2001, Frank J. Fertitta III had seven years of credited service under the SERP.

Supplemental Management Retirement Plan

        Table II below sets forth the total benefits payable to Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors to participate in the Company's Supplemental Management Retirement Plan (the "SMRP"). Amounts shown in Table II represent the annual benefits to which the covered Executive Officers are entitled under the SMRP.

TABLE II*

Remuneration($)	At Least 55 Years Old and 10 or More Years of Service
350,000	140,000
400,000	160,000
450,000	180,000
500,000	200,000
550,000	220,000
600,000	240,000
650,000	260,000
700,000	280,000
750,000	300,000

*
Assumes normal retirement

        The SMRP, which went into effect on November 30, 1994, is a defined benefit plan for the Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors. The SMRP provides a monthly supplemental retirement benefit (the "SMRP SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 40% and (b) the Executive Officer's final annual compensation, as determined under the SMRP (equal to the amount reported as annual salary in the Summary Compensation Table), which amounts are then reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts shown in Table II are not currently subject to any deductions for social security or other offset amounts because the Company currently has no other defined benefit plans. The Executive Officer will become vested in the accrued SMRP SRBs upon the later of (a) the attainment of age 55 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SMRP) occurs, the Executive Officer will become fully vested in the SMRP SRB.

        The SMRP SRB is payable upon the later of the date on which the Executive Officer attains age 60 or the Executive Officer's termination of employment. Alternatively, the Executive Officer may elect to commence receiving the SMRP SRB upon the later of the date on which the Executive Officer attains age 55 or the Executive Officer's termination of employment. In the event of such an early retirement election, the SMRP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Executive Officer is less than age 60.

        The SMRP SRB payments will be made for no less than 15 years after the date on which the Executive Officer begins to receive payments. If the Executive Officer dies after becoming vested and prior to the date on which the Executive Officer begins to receive SMRP SRB payments, the Company will pay a survivor's benefit to the Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Executive Officer had commenced receiving the SMRP SRB at age 60 in the form of a joint and 50% survivor annuity. The Company has no duty whatsoever to set aside or invest any amounts under or in respect to the SMRP. As of December 31, 2001, Mr. Lorenzo

Fertitta has one year of service credited under the SMRP and Messrs. Christenson and Nielson have seven years of service credited under the SMRP.

Deferred Compensation Plan For Executives

        The Deferred Compensation Plan For Executives (the "DCPE"), in effect as of November 30, 1994 and amended as of September 12, 2001, is a deferred compensation plan for Executive Officers whose base salaries are at a rate in excess of the amount specified in Section 401(a)(17) of the Code, and who are selected for participation by the Human Resources Committee of the Board of Directors. Executive Officers may defer up to 50% of their regular base salary and 100% of any special and/or discretionary bonuses. Until December 31, 2001, the Company had agreed to match 100% of the first 10% of any base salary and bonus deferred under the plan, pursuant to retroactive modifications of the DCPE adopted by the Company on March 15, 1996. Effective January 1, 2002, the Company has elected to discontinue the Company match. Additionally, the Company may, in its sole discretion, credit supplemental contributions to an Executive Officer's account. On September 12, 2001, the DCPE was further amended, which divided the participant's balances into two accounts: (a) a vested account and (b) an unvested account, both of which are self-directed investments. The accrued balance in an Executive Officer's matching and supplemental contributions account will vest 20% each year and will be fully vested after five years of continuous service. However, for those participants in the DCPE as of September 12, 2001, the unvested account shall vest as to 1/36th of the balance for each month of continuous service completed by the Participants after August 31, 2001 and shall be fully vested after the Participant has completed 36 months of continuous service after such date. If the Executive Officer is terminated without cause or if a Change in Control (as defined in the DCPE) occurs prior to completion of five years of continuous service, any accrued balance existing under the matching and supplemental accounts becomes fully vested as of the date of such event. Hardship distributions are permitted under the plan in the event of an unforeseeable emergency, and will be limited to the amount shown to be necessary to meet the emergency.

Special Long-Term Disability Plan

        The Special Long-Term Disability Plan provides disability benefits equal to a combined monthly benefit amount of 66% of the average of base salary plus bonus for the two plan years immediately preceding (but not including) the plan year in which the participant's employment is terminated due to disability divided by twelve; provided, however, that the monthly benefit will be reduced by any benefit the participant receives from all other disability plans sponsored by the Company, if any. Benefits begin on the first day of the second month succeeding the month in which the participant's termination of employment due to disability occurs. Individuals eligible to participate in the plan consist of the Executive Officers as chosen by the Human Resources Committee of the Board of Directors from key executives nominated by the Chief Executive Officer. The Human Resources Committee may, in its sole discretion, terminate the participation of any participant prior to the disability of such participant. Each of the Executive Officers is a participant in this plan.

Long-Term Stay-On Performance Incentive Plan

        The Long-Term Stay-On Performance Incentive Plan, as amended as of June 19, 1997, will pay $1.0 million to each of Messrs. Christenson, Nielson and Sartini for continuous employment by the Executive Officers through March 31, 2001. The award was issued on April 1, 2001 in restricted shares of common stock, valued at the award date. The award will be restricted from April 1, 2001 through April 1, 2004 (the "Restriction Period"). Messrs. Christenson and Nielson must continue in employment and Mr. Sartini must remain as a member of the board of directors during the Restriction Period to receive the full amount of his award. The award becomes unrestricted as follows: (1) 50% of the total number of shares on April 1, 2003 and (2) 50% of the total number of shares on April 1,

2004. Termination of employment for Messrs. Christenson and Nielson or termination from the board of directors for Mr. Sartini, for any reason during the Restriction Period, will result in forfeiture of any remaining restricted shares of the Company.

        Mr. Lorenzo Fertitta entered into a Long-Term Stay-On Performance Incentive Agreement dated March 15, 2002, whereby the Company will pay him $1.0 million in cash in three equal installments on each of July 31, 2004, July 31, 2007 and July 31, 2010, provided that he will have been continuously employed with the Company through those respective dates.

        Mr. Cavallaro entered into a Long-Term Stay-On Performance Incentive Agreement dated March 15, 2002, whereby the Company will pay him $500,000 in cash on each of June 19, 2005 and on June 19, 2008, provided that he will have been continuously employed with the Company through those respective dates.

Split-Dollar Insurance Program

        In August 1995, split-dollar life insurance agreements were entered into for the Chief Executive Officer and the Executive Officers mentioned below. Under the terms of the policies, the Company will pay the premiums for such life insurance policies and the Company will have an interest in the insurance benefits equal to the amount of unreimbursed premiums it has paid, with the balance payable to the beneficiary as named by the Executive Officer. The face value of each Executive Officer's individual policy and second-to-die policy is as follows: $10 million and $30 million for Mr. Frank Fertitta III, $0 million and $20 million for Mr. Lorenzo Fertitta, $7.5 million and $0 for Mr. Christenson and $7.5 million and $0 for Mr. Nielson.

Limitation Of Liability And Indemnification Of Directors And Officers

        The Articles eliminate liability of its directors and officers for damages for breach of fiduciary duty as directors and officers except to the extent otherwise required by the NRS and in cases in which the breach involves intentional misconduct, fraud or a knowing violation of the law.

        Sections 78.7502 and 78.751 of Chapter 78 of the NRS and the Bylaws contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action, had no reasonable cause to believe was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

        Section 78.752 of Chapter 78 of the NRS and the Bylaws also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

        The Company has entered into indemnification agreements (the "Indemnification Agreements") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law for an indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law; and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

REPORT ON EXECUTIVE COMPENSATION

        This report is provided by the Human Resources Committee of the Board of Directors to assist stockholders in understanding the Company's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer and other executive officers. The Human Resources Committee is responsible for (i) reviewing and approving all elements of the total compensation program for the Company, (ii) aligning the total compensation program with the Company's business strategy and (iii) assuring stockholders that the pay delivery programs are effective, responsible, and competitive when compared to similarly situated organizations.

Executive Compensation Program Philosophy and Objectives1

         The Human Resources Committee's primary objectives in setting compensation policies are to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement its strategy. The Human Resources Committee sets compensation policies to account for continued significant growth and to retain highly talented, motivated individuals with a long-term vision for the Company. The Human Resources Committee also seeks to align the financial interest of the Company's executives with that of its stockholders. The Human Resources Committee believes to achieve this goal a significant portion of the Company's executives' compensation should be "at risk" and tied to the achievement of annual and long-term corporate performance criteria. The Human Resources Committee retains an outside consultant to assist with the design, implementation and communication of its compensation program.

1
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act, the Report on Executive Compensation shall not be incorporated by reference in any such filings.

Base Salary

        Base salaries are reviewed annually and may be adjusted based on an evaluation of the executive's performance in conjunction with a review of compensation normally received by other individuals holding similar positions at other organizations with similar scope of operations. For the year ended December 31, 2001, the Human Resources Committee identified a group of similar casino and gaming companies that it believes are the Company's competition for executive level employees. As part of its strategy to attract and retain high quality executive employees, the Human Resources Committee has established a policy to pay executive base salaries based on the range of the base salaries paid by these similar casino and gaming companies. Actual salaries are determined based upon an assessment of the individual's contribution and value to the organization and the competitive market for that position.

Annual Incentives

        The Human Resources Committee also sets executive compensation in a manner designed to make it dependent upon the performance of the Company. To create incentives for superior performance and to allow executives to share in the success of the Company, the Human Resources Committee has made a portion of an executive's compensation dependent upon the annual and long-term performance of the Company.

        Annual incentive awards for the year 2001 performance were based upon the Company's performance and assessments of the individual executive's contribution to the success of the Company during 2001. The Human Resources Committee targeted total cash compensation paid to the Company's executives to its competitors for executive level employees. Actual annual incentive payouts were adjusted for the Company's performance and the individual's contribution during the performance period.

        Executives participate in an annual incentive plan administered by the Human Resources Committee that was implemented on April 1, 1994. This plan makes a portion of the participant's compensation dependent upon the annual performance of the Company and also has a component to reward the individual for superior performance in the event targets are not met, but the individual's performance has been exemplary. The purpose of this plan is to focus each executive on the attainment of financial objectives that the Human Resources Committee believes are primary determinants of the Company's share price over time. Each year, specific cash flow and earnings per share goals are approved by the Human Resources Committee under the plan. To ensure that the award amounts under the plan are competitive, target award amounts are set at the beginning of each performance period for each executive based upon comparable award amounts paid by the Company's competitors for executive employees. The amount of the target award is determined by comparison of actual earnings before interest, taxes, depreciation and amortization (EBITDA) versus the goal EBITDA. The actual award may vary from zero to 233% of the target award. The Human Resources Committee has retained the ability to award a discretionary bonus.

Long-Term Incentives

        The Company has provided stock-based incentives to its officers since its inception. The Human Resources Committee attempts to give the Company's executives a stake in the long-term success of the business, and to pay a considerable portion of the Company's executives total compensation in stock, to give the executive a long-term stake in the business and to align the executive's interests with those of the Company's stockholders. These grants of stock options and restricted stock align the executive's interests with the stockholder's interests as the size of the executive's reward is dependent on the Company's stock performance. Grants made to the Company's executives are based on the expected grant values for those companies that the Human Resources Committee has identified as the Company's competition for executive level employees, with the value of any awards estimated using the Black-Scholes valuation model. Awards have generally been granted with a vesting schedule of 20% of the award each anniversary from the date of grant until fully vested. A portion of the restricted shares granted in the year ended December 31, 2001 and all of the restricted shares granted in the year ended December 31, 1999 were granted with a vesting schedule of 10% of the award each anniversary from the date of grant until fully vested.

Other Executive Programs

        The Company also maintains certain executive benefits and perquisites that are considered necessary to offer fully competitive opportunities to its executives. These include, but are not limited to, supplemental retirement arrangements, employment agreements, and change in control contracts. The details of these programs are explained under the "Executive Compensation" section of this proxy statement.

2001 Compensation for the Chief Executive Officer

        The same philosophies described above for each executive position were used by the Human Resources Committee to determine the compensation for the Chairman of the Board and Chief Executive Officer, Mr. Frank J. Fertitta III.

The Chief Executive Officer's 2001 Base Salary

        The Human Resources Committee established Mr. Fertitta's annual base salary for the year 2001 based upon a review of compensation by casino and gaming companies identified as having similar scope of operations together with an evaluation of the Company's results in 2000. Effective January 1, 2001, Mr. Fertitta's annual base salary was decreased to $1,144,000 from $1,250,000.

The Chief Executive Officer's 2001 Annual Incentive

        The annual incentive earned by the Chief Executive Officer for the year 2001 performance was $214,500. This annual incentive award reflects the Company's performance and the Chief Executive Officer's individual contribution to the Company as evaluated by the Human Resources Committee for the year.

Limitation of Tax Deduction for Executive Compensation

        Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million in any taxable year, effective for compensation paid after 1993. The Human Resources Committee believes that there will be approximately $0.7 million of non-deductible compensation in 2001. While the Human Resources Committee is mindful of the provisions of Section 162(m), the Human Resources Committee does not allow Section 162(m) to drive compensation decisions.

                    Respectfully Submitted,
                    Station Casinos, Inc.
                    Human Resources Committee
                    Lowell H. Lebermann, Jr., Chairman
                    James E. Nave, D.V.M.
                    Timothy N. Poster

REPORT OF AUDIT COMMITTEE2

         During 2000, the Audit Committee of the Board of Directors developed a charter for the Committee, which was approved by the full Board on March 28, 2000.

2
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act, the Report of Audit Committee shall not be incorporated by reference in any such filings.

        In conjunction with its activities during the Company's year, the Audit Committee has reviewed and discussed the Company's audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company's independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants the independent accountants' independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's year ended December 31, 2001.

                    Audit Committee
                    James E. Nave, D.V.M., Chairman
                    Lowell H. Lebermann, Jr.
                    Timothy N. Poster

Fees Paid to Independent Public Accountants

        In addition to performing the audit of the Company's consolidated financial statements, Arthur Andersen, LLP provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit and review of the Company's 2001 financial statements	$162,000
All other services	$248,000

        Arthur Andersen, LLP did not provide any services related to financial information systems design and implementation during 2001. All other services includes fees paid to Arthur Andersen, LLP for tax matters, registration statements, audits of employee benefit plans and review of internal control procedures.

STOCK PERFORMANCE GRAPH3

         The graph below compares the cumulative total stockholder return of the Company, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the cumulative total return of a peer group with comparable market capitalization. The peer group consists of Ameristar Casinos, Inc., Argosy Gaming Co., Aztar Corp., Boyd Gaming Corp., Harrah's Entertainment, Inc., Isle of Capri Casinos, Inc., Mandalay Resort Group, MGM Mirage, Park Place Entertainment Corp. and Pinnacle Entertainment, Inc. The performance graph assumes that $100 was invested on March 31, 1997 in each of the common stock of Station Casinos, Inc., common stock of the selected peer group, and the S&P 500. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

3
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act, this Performance Graph shall not be incorporated by reference in any such filings.

COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN(*)
AMONG STATION CASINOS, INC., THE S&P 500 INDEX AND A PEER GROUP

*
$100 INVESTED ON 3/31/97 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Boulder Station Lease

        The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from KB Enterprises, a company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company and Lorenzo J. Fertitta, President of the Company. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $135,525 through June 2003. In July 2003, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. In July 2008, and every ten years thereafter, the rent will be adjusted by a cost of living factor. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals with the next option in June 2003, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Revolving Facility. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

Texas Station Lease

        The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from Texas Gambling Hall & Hotel, Inc. a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $287,500 through June 2005. In July 2005, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2010, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals with the next option in May 2005, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Revolving Facility. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

Southwest Gaming Services, Inc.

        On September 30, 2001, the Company sold Southwest Gaming Services, Inc. ("SGSI"), its wholly owned subsidiary, to Blake L. Sartini, its former Executive Vice President and Chief Operating Officer. The Company transferred its stock in SGSI to Mr. Sartini in exchange for Station Casinos' common stock valued at approximately $8.4 million. The Company recorded a gain on the sale of $1.7 million in the year ended December 31, 2001. The Company believes that the terms of the sale were as fair to the Company as could be obtained from an independent third party.

Directors

        The Company employs Delise F. Sartini as Vice President of Community Affairs at Palace Station. During the years ended December 31, 2001 and 2000, the Company paid salary to Delise F. Sartini of $66,950 and $67,575, respectively.

        In February 1999, the Company entered into a consulting agreement with Lorenzo J. Fertitta to provide financial and strategic advisory services to the Company. The consulting agreement was for a term of five years and provided for an annual fee of $240,000, payable in equal monthly installments and monthly premium payments necessary to maintain $15 million in term life insurance coverage. This contract was terminated when Mr. Fertitta was appointed President of the Company in July 2000. During the year ended December 31, 2000, Mr. Fertitta was paid $140,000 under this contract. Under the provisions of his consulting services agreement, Mr. Fertitta was granted 150,000 options to purchase the Company's common stock at $5.25 in December 1998 and 75,000 options to purchase the Company's common stock at $15.29 in December 1999.

Travelscape.com, Inc.

        Zucchero, LLC, a Nevada limited liability company, beneficially owned by the Fertitta Trust, Frank J. Fertitta, III, Blake L. Sartini and Lorenzo J. Fertitta held a 10% investment in Travelscape.com, Inc. (formerly Las Vegas Reservation Systems), which was sold to a third party in March 2000. From 1993 through the sale date, the Company maintained a wholesale travel agent contract to provide varying amounts of hotel rooms to Travelscape.com, Inc. The Company received hotel revenue of approximately $334,000 for the three months ended March 31, 2000.

ITEM II
APPROVAL OF THE PROPOSED AMENDMENT TO THE STATION CASINOS, INC.
STOCK COMPENSATION PROGRAM

        The Board of Directors has proposed to amend Section 3 of Plan II of the Company's Stock Compensation Program with regard to the extension of the expiration date of the stock options in the Program. The amendment to Section 3 of the Company's Compensatory Stock Option Plan (the "Plan") would give the Program Administrators the discretion to extend the expiration date of any Nonqualified Option ("Option") under the Plan provided that the maximum term of the Option does not exceed ten years from the date of such extension. As of December 31, 2001, the Company had 14,637,783 Options outstanding, of which 1,453,500 will expire in June 2003. If approved, the Program Administrators may extend the expiration date of any or all of the Options.

        The Board of Directors recommends that the stockholders vote for approval of the proposed amendment to the Plan for the following reasons. The Program Administrators currently have the discretion to cancel and reissue Options under the Plan, which discretion effectively allows the Program Administrators to achieve the same result they could achieve by extending the term of such Options. Canceling and reissuing Options, however, may result in unfavorable accounting consequences for the Company, while extending the term of an existing Option may not have the same unfavorable accounting consequences.

        If the amendment to the Plan is approved, the provisions in the Plan which require stockholder approval will still be protected since no Option will have a term of more than ten years from the date of any extension of the term of such Option.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S STOCK COMPENSATION PROGRAM.

ITEM III
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has selected Arthur Andersen LLP ("AA") to serve as the Company's independent public accountants to audit the financial statements of the Company for 2002. AA has served as the Company's independent public accountants since 1991. At a meeting on March 14, 2002, the Audit Committee and management members met with representatives of AA to discuss recent events at that firm. After questioning those representatives about the ability of AA to continue to provide the highest quality audit services to the Company and after due deliberation, the Audit Committee resolved to continue to retain AA as the Company's auditors for 2002. At the same time, to avoid potential conflicts of interest or the appearance thereof, the Audit Committee resolved not to engage the Company's auditors to provide non-audit services other than tax-related advice and services.

        It is expected that a representative of AA will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

        Stockholder ratification of the Company's independent public accountants is not required under Nevada law or under the Company's Articles of Incorporation or its By-Laws. If the stockholders do not ratify the selection of AA as the Company's independent public accountants for 2002, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent public accountants for the current year or whether to wait until the completion of the audit for the current year before changing independent public accountants. Even if the selection of AA is ratified by the stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002.

        Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote FOR the selected accountants.

OTHER MATTERS

        The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

STOCKHOLDER PROPOSALS

        Stockholder proposals, if any, that may be considered for inclusion in the Company's proxy materials for the 2003 Annual Meeting must be received by the Company at its offices at 2411 West Sahara Avenue, Las Vegas, Nevada 89102 not later than December 9, 2002.

STATION CASINOS, INC.

ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 22, 2002
10:00 a.m. Local Time

GREEN VALLEY RANCH STATION CASINO
2300 Paseo Verde
Henderson, Nevada

Station Casinos, Inc. 2411 West Sahara Avenue Las Vegas, NV 89102	proxy

The undersigned hereby appoints FRANK J. FERTITTA III and SCOTT M NIELSON, and each of them, proxies each with full power of substitution, to vote all stock of the undersigned at the annual meeting (the "Meeting") of stockholders of Station Casinos, Inc. (the "Company") to be held May 22, 2002 at 10:00 a.m. local time at Green Valley Ranch Station Casino, 2300 Paseo Verde, Henderson, Nevada and/or at any adjournment of the Meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the Meeting, receipt of which is hereby acknowledged.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR AN ANNUAL MEETING—MAY 22, 2002.
PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

See reverse for voting instructions.

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on May 21, 2002.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the voice provides you.

  •
  VOTE BY MAIL

  •
  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Station Casinos, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

  If you vote by Phone, please do not mail your Proxy Card
  The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of three directors to serve until the 2005 annual meeting:	01 Frank J. Fertitta III 02 Lorenzo J. Fertitta 03 Delise F. Sartini	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.
	To approve an amendment to the Company's Stock Compensation Program to afford the Program Administrators discretion to extend the expiration date of stock options listed under the Program, subject to certain limitations.	☐ For	☐ Against	☐ Abstain
3.	To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for 2002.	☐ For	☐ Against	☐ Abstain
4.	To vote in their discretion on such other business as may properly come before the Meeting or any adjournment thereof.	☐ For	☐ Against	☐ Abstain

UNLESS AUTHORITY TO VOTE THEREFOR IS WITHHELD IN THIS PROXY CARD, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.

Address Change? Mark Box ☐
Indicate changes below:
Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

VOTING
ITEM I NOMINEES FOR ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS OF THE COMPANY
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2001
AGGREGATED OPTION EXERCISES IN 2001 AND THE 2001 OPTION VALUES
TABLE I
TABLE II
REPORT ON EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE2
STOCK PERFORMANCE GRAPH3
COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN(*) AMONG STATION CASINOS, INC., THE S&P 500 INDEX AND A PEER GROUP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ITEM II APPROVAL OF THE PROPOSED AMENDMENT TO THE STATION CASINOS, INC. STOCK COMPENSATION PROGRAM
ITEM III SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
STOCKHOLDER PROPOSALS
STATION CASINOS, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, May 22, 2002 10:00 a.m. Local Time